ARTICLES OF INCORPORATION

OF

COMMUNITY BANKS OF GEORGIA, INC.

I.

     The name of the Corporation is:

Community Banks of Georgia, Inc.

II.

     The Corporation shall have authority to issue not more than 10,000,000 shares, having a par value of $5.00 each, all of which shall be of the same class and designated the “Common Stock”. The Common Stock shall together have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

III.

     The street address and county of the Corporation’s initial registered office shall be 15 Mountainside Drive, Pickens County, Jasper, Georgia 30143. The initial registered agent of the Corporation at that office shall be John T. Trammell.

IV.

     The name and address of the sole incorporator is:

James W. Stevens
Kilpatrick Stockton LLP
1100 Peachtree Street, Suite 2800
Atlanta, Georgia 30309

V.

     The mailing address of the initial principal office of the Corporation shall be:

15 Mountainside Drive
Jasper, Georgia 30143

VI.

     No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director, provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Georgia Business Corporation Code or any successor law or laws.

VII.

     Any action or actions required or permitted to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting by those persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote were present and voted, provided that such action is evidenced by one or more written consents describing the action taken which are signed by the shareholders entitled to take such action and delivered to the Corporation for filing with the corporate records.

VIII.

     The Corporation is organized to engage in any lawful purpose, act or activity for which corporations may be organized under the Georgia Business Corporation Code.

IX.

     The Corporation shall have perpetual duration.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as of this 6th day of March, 2003.

/s/ James W. Stevens James W. Stevens, Incorporator